Exhibit 99

                ADVANCED MARKETING SERVICES ANNOUNCES TERMINATION
               OF BOOK SUPPLY CONTRACT WITH SAFEWAY STORES IN U.K.

SAN DIEGO, CALIF., APRIL 1, 2003 - Advanced Marketing (UK) Limited announced today that it has received notice from Safeway Stores plc terminating as of June 26, 2003 its contract to act as Safeway's sole supplier of books and maps.

"Our service standards have never been higher and we continue to show solid growth on a year-to-year basis," said Mike Kidd, AMS Vice President, International, and Managing Director of AM (UK) Limited. "However, we were unable to reach agreement with Safeway Stores for an on going contract."

AMS anticipates a charge of approximately $0.02 - $0.03 per share in the quarter ending March 31, 2003 as a result of the write off of impaired intangible assets associated with the Aspen Book Marketing business, which was acquired by AMS in August of 2000. Aspen Book Marketing's sole customer was Safeway Stores.


ABOUT ADVANCED MARKETING (UK) LIMITED

Advanced Marketing (UK) Limited is a leading book wholesaler and distributor servicing a number of key traditional and non traditional book markets in the United Kingdom and Europe.


ABOUT ADVANCED MARKETING SERVICES

Headquartered in San Diego, California, Advanced Marketing Services, Inc. is a leading global provider of customized wholesaling, distribution and custom publishing services to the book industry. AMS provides a full range of value-added services that provide its customers with book buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. AMS's proprietary Vendor Managed Inventory (VMI) software is a unique tool that allows its book specialists to efficiently and effectively manage global book distribution systems for the benefit of its warehouse clubs and book store customers. AMS has extensive operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia and employs approximately 1,700 people worldwide.

Recent press releases on Advanced Marketing Services, Inc. are available on both the Company's Website, www.advmkt.com, and on PR Newswire, www.prnewswire.com.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE ARE MADE UNDER THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. CERTAIN IMPORTANT FACTORS COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS INCLUDING FACTORS DISCUSSED FROM TIME TO TIME IN REPORTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.


FOR FURTHER INFORMATION:
                                           MEDIA CONTACTS:
INVESTOR RELATIONS:                        The McQuerter Group
Chuck Williams                             Greg McQuerter or Tina Wilmott
Director of Investor Relations             (858) 450-0030 x140
Advanced Marketing Services, Inc.          twilmott@mcquerter.com
(858) 450-3545
chuckw@advmkt.com